EXHIBIT 99.1

            PRESS RELEASE OF THREE RIVERS BANCORP, INC.

Monroeville, PA -- Three Rivers Bancorp, Inc. (Nasdaq:TRBC) announced that its Board of Directors approved a quarterly cash dividend on its Common Stock. The dividend is $0.12 per share and is payable on July 6, 2000, to shareholders of record on June 6, 2000. On an annualized basis, based on the current market price, the Company's current common stock dividend yield is approximately 5.90%. This is Three Rivers Bancorp's first dividend since its spin-off from USBANCORP, Inc.

At March 31, 2000, Three Rivers Bank and Trust Company was a wholly owned subsidiary of USBANCORP, Inc. On April 1, 2000, USBANCORP, Inc. executed its plan to split its banking subsidiaries into two separate publicly traded companies and Three Rivers Bancorp, Inc. was formed. Three Rivers Bancorp is the bank holding company for Three Rivers Bank and Trust Company, which operates through 24 locations in Allegheny, Washington, and Westmoreland Counties in western Pennsylvania. Three Rivers Bank also operates 23 ATMs that are affiliated with a regional and national ATM network.